Exhibit (e)(2)
September 5, 2006
Michael J. Ferro, Jr.
c/o Click Commerce, Inc.
233 North Michigan Avenue, 22nd Floor
Chicago, Illinois 60601
Dear Mr. Ferro:
     This letter (the “Agreement”) is to confirm our agreement regarding all of the shares, $.001 par value per share, (“Common Stock”) of Click Commerce, Inc., a Delaware corporation (the “Company”), beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by you as of the date hereof and any other shares of Common Stock as to which you may hereafter acquire beneficial ownership (the “Shares”). In order to induce Illinois Tool Works Inc., a Delaware corporation (“Parent”), to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), among the Company, Parent and ITW Leap Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Sub”), you hereby agree as follows (capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement):
     Subject to the terms and conditions hereof, as soon as practicable after the commencement of the tender offer to be commenced by Sub pursuant to the Merger Agreement (the “Tender Offer”), but in no event later than the second Business Day prior to the initial expiration date of the Tender Offer, you will tender, or cause to be tendered, to the Paying Agent, all of the issued and outstanding Shares, regardless of whether a higher offer for such Shares has been made by any Person. If you withdraw your tender of Shares in the Tender Offer, you shall immediately, but in no event later than the expiration date of the Tender Offer, re-tender such Shares to Sub in accordance with the Tender Offer. Notwithstanding anything to the contrary contained herein, your obligation to tender or re-tender the Shares shall automatically terminate and be of no further force and effect upon the termination of this Agreement in accordance with its terms.
     You hereby agree that, except for tendering the Shares in accordance with this Agreement and for the granting of the proxy and power of attorney pursuant to this Agreement, you shall not and shall cause your Affiliates (which term for purposes of this Agreement shall not include the Company or any Company Subsidiary) not to (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other agreement with respect to, or consent to, the sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Shares; provided, however, that you will be allowed to transfer any or all of the Shares by gift, or on your death by will or intestacy, to (A) your “immediate family” (as defined below), (B) a trust for the benefit of you or your immediate family or (C) a charitable trust, organization or foundation (public or private); provided that each transferee agrees in writing to be bound by the terms of this Agreement to the same extent as you; (iv) except with respect to matters not covered by this Agreement, grant any proxies or powers of attorney in respect of the Shares, deposit any of the Shares into a voting trust or enter into a voting agreement with respect to any of the Shares and (v) take any action that would have the effect of preventing or disabling (A) you from performing your obligations under this Agreement or (B) Parent, Sub or their designees from exercising their rights under this Agreement. “Immediate Family” shall mean your spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild, or the spouse of any of your children, adopted children, grandchildren or adopted grandchildren.
     You hereby represent and warrant as to the Shares issued, outstanding and beneficially owned by you as of the date of this Agreement that (i) you are the sole beneficial owner of and have full right, power and authority to sell and vote the Shares, or if you are not the sole beneficial owner, you have the full right, power and authority to sell the Shares, and in either event, this Agreement is a valid and binding agreement, enforceable against you, in accordance with its terms; (ii) neither the execution of this Agreement nor the consummation by you of the transactions contemplated hereby will constitute a violation of, or conflict with, or default under, any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which you are a party or by which you or the Shares are bound; and (iii) Sub or its subsidiary shall, upon purchase of the Shares, receive good and marketable title to the Shares, free and clear of all liens, claims, encumbrances and security interests of any kind imposed by or through you.
     Parent hereby represents and warrants that it has the corporate power, and it is duly authorized, to enter into this Agreement.
     You hereby agree to vote or cause to be voted all of the issued and outstanding Shares (i) in favor of approval and adoption of the Merger Agreement, the Merger and the transactions contemplated by this Agreement and the Merger Agreement and (ii) against any Alternative Acquisition, or any other matters which would reasonably be expected to impede, interfere, delay or materially adversely affect the Offer, the Merger and the transactions contemplated by this Agreement and the Merger Agreement. In furtherance of your voting agreement in this paragraph, you hereby revoke any and all previous proxies with respect to any of the Shares and grant to Parent and such individuals or corporations as Parent may designate an irrevocable proxy to vote all of the Shares owned by you in accordance with this paragraph on any matters which may be presented to shareholders of the Company with respect to the matters referred to in (i) and (ii) above in this paragraph. You hereby acknowledge that the proxy granted by the foregoing is coupled with an interest and is irrevocable. In addition, you hereby agree to execute such additional documents as Parent may reasonably request to effectuate its proxy and voting rights under this paragraph. Notwithstanding anything to the contrary contained herein, the obligation for you to vote the Shares and the proxy granted to Parent hereby shall automatically terminate and be of no further force and effect upon the termination of this Agreement in accordance with its terms.
     We each hereby agree that you are not making any agreement or understanding herein in any capacity other than in your capacity as a stockholder of the Company. If you are, or any of your Affiliates, employees or agents is, a member of the Board of Directors or an officer of the Company, nothing herein shall in any way limit or affect actions taken by you or them in such capacity, and no action taken in furtherance of your or their fiduciary duties shall be deemed to be a breach of the provisions of this Agreement.
     Nothing contained in this Agreement shall obligate you to exercise any options or other right to acquire shares.
     We each hereby agree that this Agreement creates legally binding commitments, enforceable in accordance with their terms. This Agreement (i) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and (ii) supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any other person any rights or remedies hereunder.
     This Agreement will terminate upon the earliest of (i) the Effective Time, (ii) the mutual written consent of the parties hereto, (iii) the termination of the Merger Agreement in accordance with its terms and (iv) at your option, upon notice by you to Sub from and after any amendment or modification of the Merger Agreement or the Tender Offer that, without your written consent, (x) extends the Outside Date, (y) decreases the amount of, or otherwise changes the form of, the Merger Consideration or (z) otherwise materially adversely affects you as a stockholder of the Company. Notwithstanding the foregoing, such right of termination shall not be available to any party whose breach of any representation, warranty, agreement or obligation hereunder has been the cause of or resulted in the failure of the transactions contemplated hereunder to be consummated. No such termination shall relieve any party from liability for any breach of this Agreement.
     Each party shall be entitled, without prejudice to the rights and remedies otherwise available to such party, to specific performance of all of the other party’s obligations hereunder. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware. Each of the parties shall pay its own expenses in connection with the execution and performance of this Agreement.
     If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
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     Please indicate your agreement to the foregoing by signing this Agreement in the space provided below, whereupon a binding agreement will have been formed between us in respect of the foregoing.

Sincerely, ILLINOIS TOOL WORKS INC.
By:	/s/ Thomas J. Hansen
	Name:	Thomas J. Hansen
	Title:	Executive Vice President

Acknowledged and agreed as of the date first written above:
/s/ Michael W. Ferro, Jr.
Michael W. Ferro, Jr.